As filed with the Securities and Exchange Commission on February 2, 2011
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933
____________________________

ASHLAND INC.
(Exact name of Registrant as specified in its charter)

Kentucky (State or other jurisdiction of incorporation or organization)	20-0865835 (I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard
P.O. Box 391
Covington, KY 41012-0391
(859) 815-3333

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_____________________________

2011 ASHLAND INC. INCENTIVE PLAN
(Full title of the Plan)
______________________________

David L. Hausrath, Esq.
Senior Vice President and General Counsel
50 E. RiverCenter Boulevard
P.O. Box 391
Covington, KY 41012-0391
(859) 815-3333

(Name and address, including telephone number and
area code, of agent for service)
______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	2,000,000 shares	$58.20 [2]	$116,400,000 [2]	$13,514.04
[1] Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by the Registrant which results in an increase in the number of the Registrant’s outstanding shares of Common Stock or shares issuable pursuant to awards granted under the Plan.
 [2] Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Act on the basis of the average of the high and low reported sale prices of Ashland’s Common Stock reported on the New York Stock Exchange Composite Tape on January 26, 2011 ($58.20).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Ashland Inc., a Kentucky corporation (“Ashland”), to register 2,000,000 shares of its Common Stock, par value $0.01 per share, issuable to eligible employees and qualified non-employee directors of Ashland pursuant to the 2011 Ashland Inc. Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.

*
All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (“SEC”) are incorporated by reference in this Registration Statement:

(a)	Ashland’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 filed with the SEC on November 22, 2010;

(b)	Ashland’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2010 filed on February 2, 2011;

(c)	Ashland’s Current Reports on Form 8-K as filed on November 10, 2010, December 1, 2010 and February 1, 2011; and

(d)	the description of Ashland’s Common Stock contained in its registration statement on Form S-4 filed with the SEC on August 8, 2008, as amended.

In addition, all documents hereafter filed with the SEC by Ashland pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement or any Prospectus hereunder to the extent that a statement contained in any subsequent Prospectus hereunder or in any document subsequently filed with the SEC which also is or is deemed to be incorporated by reference herein modified or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or any Prospectus hereunder.

Item 4.  Description of Securities.
Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the Common Stock offered hereby has been passed upon by David L. Hausrath, Esq., Senior Vice President and General Counsel of Ashland.  Mr. Hausrath owns beneficially 85,535 shares of Ashland’s Common Stock (including common stock units held in Ashland's deferred compensation plan).

Item 6.  Indemnification of Directors and Officers.

Sections 271B.8-500 through 580 of the Kentucky Business Corporation Act contain detailed provisions for indemnification of directors and officers of Kentucky corporations against judgments, penalties, fines, settlements and reasonable expenses in connection with litigation.  Under Kentucky law, the provisions of a company’s articles and by-laws may govern the indemnification of officers and directors in lieu of the indemnification provided for by statute.  Ashland elected to indemnify its officers and directors pursuant to Ashland’s Third Restated Articles of Incorporation, and amendments thereto (“Restated Articles”), Ashland’s By-laws and by contract rather than to have such indemnification governed by the statutory provisions.

Article X of the Restated Articles permits, but does not require, Ashland to indemnify its directors, officers and employees to the fullest extent permitted by law.  Ashland’s By-laws require indemnification of its officers and employees under certain circumstances.  Ashland entered into indemnification contracts with each of its directors that requires indemnification to the fullest extent permitted by law, subject to certain exceptions and limitations.

Ashland purchased insurance which insures (subject to certain terms and conditions, exclusions and deductibles) Ashland against certain costs which it might be required to pay by way of indemnification to its directors or officers under Ashland’s Restated Articles or By-laws, indemnification agreements or otherwise and protects individual directors and officers from certain losses for which they might not be indemnified by Ashland.  In addition, Ashland purchased insurance which provides liability coverage (subject to certain terms and conditions, exclusions and deductibles) for amounts which Ashland, or the fiduciaries under its employee benefit plans, which may include Ashland’s directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

Item 7.  Exemption From Registration Claimed.
Not applicable.

Item 8.  Exhibits.
The following Exhibits are filed as part of this Registration Statement:

4.1
Third Restated Articles of Incorporation of Ashland, and amendment thereto effective February 3, 2009 (incorporated herein by reference to Exhibit 3.1 of Ashland’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2008).

4.2	By-laws of Ashland, effective June 30, 2005 (incorporated herein by reference to Exhibit 3(ii) of Ashland’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005).
4.3	2011 Ashland Inc. Incentive Plan.
5	Opinion of David L. Hausrath, Esq.
23.1 23.2 23.3	Consent of PricewaterhouseCoopers LLP. Consent of Ernst & Young LLP. Consent of David L. Hausrath, Esq. (included as part of Exhibit 5).
24	Power of Attorney.

Item 9.  Undertakings.
(a)              Ashland hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Act;

(ii)         To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Ashland pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)              Ashland hereby undertakes that, for purposes of determining any liability under the Act, each filing of Ashland’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)              Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Ashland pursuant to the foregoing provisions, or otherwise, Ashland has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Ashland of expenses incurred or paid by a director, officer or controlling person of Ashland in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Ashland will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Act, Ashland certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Covington, Commonwealth of Kentucky, on February 2, 2011.

ASHLAND INC.

By:	/s/ David L. Hausrath
	Name:	David L. Hausrath
	Title:	Senior Vice President and General Counsel

Pursuant to the requirements of the Act, this Registration Statement has been signed below by the following persons in the capacities indicated on February 2, 2011.

Signature	Title

*	Chairman of the Board, Chief Executive Officer and Director
James J. O'Brien	(Principal Executive Officer)

*	Senior Vice President and Chief Financial Officer
Lamar M. Chambers	(Principal Financial Officer)

*	Vice President and Controller
J. William Heitman	(Principal Accounting Officer)

*	Director
Roger W. Hale

*	Director
Kathleen Ligocki

*	Director
Vada O. Manager

*	Director
Barry W. Perry

*	Director
Mark C. Rohr

*	Director
George A. Schaefer, Jr.

*	Director
Theodore M. Solso

*	Director
John F. Turner

*	Director
Michael J. Ward

*By:	/s/ David L. Hausrath
David L. Hausrath
Attorney-in-Fact

EXHIBIT INDEX

4.1
Third Restated Articles of Incorporation of Ashland, and amendment thereto effective February 3, 2009 (incorporated herein by reference to Exhibit 3.1 of Ashland’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2008).*

4.2	By-laws of Ashland (incorporated herein by reference to Exhibit 3(ii) of Ashland’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005).*
4.3	2011 Ashland Inc. Incentive Plan.**
5	Opinion of David L. Hausrath, Esq.**
23.1 23.2 23.3	Consent of PricewaterhouseCoopers LLP.** Consent of Ernst & Young LLP.** Consent of David L. Hausrath, Esq. (included as part of Exhibit 5).
24	Power of Attorney.**

             _________________
*Previously filed

**Filed herewith